Reference:        96-#18

FOR IMMEDIATE RELEASE


           AMERICAN MOBILE SATELLITE CORPORATION APPOINTS NEW CHAIRMAN


Reston, VA, July 25, 1996--American Mobile Satellite Corporation (AMSC) (NASDAQ:
SKYC), a provider of voice, data and position reporting services, announced today the appointment of Jack A. Shaw to its board of directors as chairman of the board. Shaw, chairman and chief executive officer of Hughes Network Systems, Inc., is also senior vice president of Hughes Electronics Corporation and a member of the Hughes Electronics Office of the Chairman.

     The appointment by AMSC's board of directors became effective during the quarterly board meeting yesterday. Shaw replaces Anthony J. Iorillo as director and chairman. Iorillo, a retired Hughes Aircraft Company senior vice president, resigned from the AMSC board to pursue retirement interests.

     "We welcome the strong leadership and direction that Jack Shaw brings to our board of directors," Brian Pemberton, AMSC president and chief executive officer, said in making the announcement.

     Before joining Hughes through its acquisition of M/A-COM Telecommunications, Inc., in 1987, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc.; Digital Communications Corporation; and M/A-COM. A 1962 graduate of Purdue University with a B.S. in electrical engineering, Mr. Shaw attended the Sloan School of Management at Massachusetts Institute of Technology.


                                     -more-


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AMSC Appoints New Chairman--Page Two

     Mr. Shaw maintains his post as chairman and chief executive officer of Hughes Network Systems, a subsidiary of Hughes Electronics, one of the three largest investors in AMSC. Hughes Network Systems, with annual revenues of over $900 million, is the world's leading provider of interactive very small aperture terminal (VSAT) networks, supplying 65% of the world market.

     During  the  first  quarter  of  1996,  Reston,  VA-based  American  Mobile
Satellite Corporation began voice revenue service operations via its AMSC-1 satellite. Launched in 1995, AMSC-1 makes possible a full range of mobile communications, including telephone, data and position reporting services to land mobile, maritime, aeronautical, and fixed-site customers throughout the continental United States, Alaska, Hawaii, Puerto Rico, the Virgin Islands and hundreds of miles of U. S. coastal waters.


Press Contacts:                                   Investor Contact:
Orly Konig-Lopez                                  Jordan Darrow
American Mobile Satellite Corporation             The Financial Relations Board
703/716-6522                                      212/661-8030

Martin Gitlin
The Financial Relations Board
212/661-8030

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